Filed Pursuant to Rule 424(b)(2)
File No. 333-182197

Pricing Supplement No. 125

Dated: August 14, 2012

(To Prospectus dated June 18, 2012 and Prospectus Supplement dated June 18, 2012)

CALCULATION OF REGISTRATION FEE
Class of securities offered	Medium-Term Senior Notes, Series E
Aggregate offering price	$750,000,000
Amount of registration fee	$85,950*

*The filing fee of $85,950 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series E

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $750,000,000

Issue Price: 102.104%, plus accrued interest of $3.305 (truncated) per $1,000 in principal amount of the notes

Proceeds to Company on original issuance: $766,384,166.67 (before expenses and including accrued interest)

Commission: $1,875,000 (0.250%)

Agent:

[X] Barclays Capital Inc.	[ ] Mischler Financial Group, Inc.
[ ] BNP Paribas Securities Corp.	[ ] Mitsubishi UFJ Securities (USA), Inc.
[ ] BNY Mellon Capital Markets, LLC	[ ] Mizuho Securities USA Inc.
[ ] CastleOak Securities, L.P.	[X] Morgan Stanley & Co. LLC
[X] Citigroup Global Markets Inc.	[ ] RBC Capital Markets, LLC
[ ] Credit Suisse Securities (USA) LLC	[ ] RBS Securities Inc.
[X] Deutsche Bank Securities Inc.	[X] Samuel A. Ramirez & Company, Inc.
[ ] Goldman, Sachs & Co.	[ ] UBS Securities LLC
[ ] HSBC Securities (USA) Inc.	[X] U.S. Bancorp Investments, Inc.
[ ] J. P. Morgan Securities LLC	[ ] Wells Fargo Securities, LLC
[ ] Lebenthal & Co., LLC	[X] The Williams Capital Group, L.P.
[ ] Merrill Lynch Pierce Fenner & Smith Inc.	[ ] Other:

1

Agent	Amount
Barclays Capital Inc.	$225,000,000
Citigroup Global Markets Inc.	225,000,000
Deutsche Bank Securities Inc.	225,000,000
Morgan Stanley & Co. LLC	33,750,000
U.S. Bancorp Investments, Inc.	33,750,000
Samuel A. Ramirez & Company, Inc.	3,750,000
The Williams Capital Group, L.P.	3,750,000

Total	$750,000,000

Agents’ capacity on original issuance:	[ ] As Agent
[X] As Principal

If as principal:

[   ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

[X] The Notes are being offered at a fixed initial public offering price of 102.104% of Principal Amount or Face Amount.

Form of Note: [X] Global [   ] Definitive

Trade Date:	August 14, 2012

Original Issue Date: August 20, 2012. It is expected that delivery of the Notes will be made against payment therefor on or about August 20, 2012, which will be the fourth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the initial pricing date of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Stated Maturity:                  June 12, 2015

Specified Currency (if other than U.S. Dollars):  N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 12th day of each June and December. If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: December 12, 2012

Indexed Principal Note: [   ] Yes (See Attached) [X] No

Type of Interest Rate:  [X] Fixed Rate  [   ] Floating Rate  [   ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes):  1.750%

Initial Interest Rate (Floating Rate Notes):  N/A

Base Rate:	[ ] CD Rate	[ ] Commercial Paper Rate
	[ ] EURIBOR	[ ] Federal Funds Rate
	[ ] LIBOR	[ ] Treasury Rate
	[ ] Prime Rate	[ ] Other (See Attached)

Calculation Agent: N/A

Computation of Interest (If other than as set forth in the Prospectus Supplement):

[X] 30 over 360	[ ] Actual over Actual
[ ] Actual over 360	[ ] Other (See Attached)

Interest Reset Dates:  N/A

Rate Determination Dates (If other than as set forth in the Prospectus Supplement):  N/A

Index Maturity:  N/A

Spread (+/-):  N/A

Spread Multiplier:  N/A

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

[   ] Yes (See Attached)                  [X] No

Maximum Interest Rate:  None

Minimum Interest Rate:  None

Amortizing Note:  [   ] Yes (See Attached)            [X] No

Optional Redemption: [   ] Yes  [X] No

Optional Redemption Dates:  N/A

Redemption Prices:  N/A

Redemption:  [   ] In whole only and not in part

 [   ] May be in whole or in part

Optional Repayment:  [   ] Yes  [X] No

Optional Repayment Dates:       N/A

Optional Repayment Prices:      N/A

Discount Note:  [   ] Yes [X] No

Total Amount of OID:                 N/A

Bond Yield to Call:                      N/A

Yield to Maturity:  0.989%

CUSIP:  0258M0DE6

ISIN:  US0258M0DE62

DESCRIPTION OF THE NOTES:

The Medium-Term Senior Notes offered hereby are intended to be fully fungible and be consolidated and form a single issue for all purposes with the issuer’s $1,250,000,000 aggregate principal amount of 1.750% Fixed Rate Senior Notes due June 12, 2015, as described in the issuer’s pricing supplement number 124, dated June 7, 2012, to the Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009.

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 18, 2012 and Prospectus Supplement dated June 18, 2012, to which reference is hereby made.